As filed with the Securities and Exchange Commission on June 29, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE GOLDMAN SACHS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-4019460 (IRS Employer Identification Number)
85 Broad Street
New York, New York 10004
(212) 902-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kenneth L. Josselyn
The Goldman Sachs Group, Inc.
85 Broad Street
New York, New York 10004
(212) 902-1000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
John P. Mead
David B. Harms
Robert W. Reeder III
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Amount to be
		Proposed	Registered/
	Proposed	Maximum	Proposed
Title of Each	Maximum	Offering	Maximum	Amount of
Class of Securities	Amount	Price	Aggregate	Registration
to be Registered	to be Registered	Per Unit	Offering Price	Fee
Common Stock, par value $0.01 per share	3,230,024	$146.79	$474,119,073(1)	$50,731(1)
Rights(2)

(1)	Estimated solely for purposes of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and is based upon the average high and low sales prices of the common stock of The Goldman Sachs Group, Inc. on June 28, 2006, as reported on the New York Stock Exchange Composite Tape.

(2)	Each share of common stock includes one shareholder protection right as described below under “Description of Capital Stock of The Goldman Sachs Group, Inc.”

3,230,024 Shares
The Goldman Sachs Group, Inc.
Common Stock

       This prospectus relates to 3,230,024 shares of common stock of The Goldman Sachs Group, Inc. that Henry M. Paulson, Jr., the selling shareholder, may offer and sell from time to time in amounts, at prices and on terms that will be determined at the time of the offering. This prospectus may also be used by Goldman, Sachs & Co. in connection with resales of common stock by the selling shareholder in sales of shares pursuant to Rule 144 under the Securities Act of 1933. The Goldman Sachs Group, Inc. will not receive any proceeds from the offerings made pursuant to this prospectus.
       You should carefully read this prospectus and any prospectus supplement, together with the documents incorporated by reference, before you invest in the common stock.
       The common stock is listed on the New York Stock Exchange under the ticker symbol “GS”.
       See “Risk Factors” beginning on page 19 of our Annual Report on Form 10-K for the fiscal year ended November 25, 2005, which is incorporated by reference herein, to read about factors you should consider before buying shares of the common stock.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co.

Prospectus dated June 29, 2006.

AVAILABLE INFORMATION
       The Goldman Sachs Group, Inc. is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.
       We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Goldman Sachs, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statements at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.
       The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
       The Goldman Sachs Group, Inc. incorporates by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report on Form 10-K for the fiscal year ended November 25, 2005 (File No. 001-14965);

(2)	Quarterly Report on Form 10-Q for the fiscal quarter ended February 24, 2006 (File No. 001-14965);

(3)	Current Report on Form 8-K, dated and filed on December 9, 2005 (File No. 001-4965);

(4)	Current Report on Form 8-K, dated December 13, 2005 and filed on December 15, 2005 (File No. 001-14965);

(5)	Current Report on Form 8-K, dated and filed on January 27, 2006 (File No. 001-14965);

(6)	Current Report on Form 8-K, dated and filed on March 14, 2006 (File No. 001-14965);

(7)	Current Report on Form 8-K, dated May 23, 2006 and filed on May 24, 2006 (File No. 001-14965);

(8)	Current Report on Form 8-K, dated May 30, 2006 and filed on June 2, 2006 (File No. 001-14965);

(9)	Current Report on Form 8-K, dated and filed on June 13, 2006 (File No. 001-14965);

(10)	Current Report on Form 8-K, dated and filed on June 19, 2006 (File No. 001-14965);

(11)	The description of common stock contained in the Registration Statement on Form 8-A, dated April 27, 1999 (File No. 001-14965), of The Goldman Sachs Group, Inc., filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934; and

(12)	All documents filed by The Goldman Sachs Group, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.
       We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 85 Broad Street, New York, New York 10004, telephone (212) 902-0300.
       When we refer to “Goldman Sachs” or the “Firm” in this prospectus, we mean The Goldman Sachs Group, Inc., together with its consolidated subsidiaries and affiliates.

DESCRIPTION OF CAPITAL STOCK OF THE GOLDMAN SACHS GROUP, INC.
       Pursuant to our restated certificate of incorporation, our authorized capital stock consists of 4,350,000,000 shares, each with a par value of $0.01 per share, of which:

•	150,000,000 shares are designated as preferred stock,

•	30,000 shares (designated as Floating Rate Non-Cumulative Preferred Stock, Series A) of which are issued and outstanding (out of 50,000 Series A shares authorized) as of the date of this prospectus with a $25,000 liquidation preference per share,

•	32,000 shares (designated as 6.20% Non-Cumulative Preferred Stock, Series B) of which are issued and outstanding (out of 50,000 Series B shares authorized) as of the date of this prospectus with a $25,000 liquidation preference per share,

•	8,000 shares (designated as Floating Rate Non-Cumulative Preferred Stock, Series C) of which are issued and outstanding (out of 25,000 Series C shares authorized) as of the date of this prospectus with a $25,000 liquidation preference per share, and

•	34,000 shares (designated as Floating Rate Non-Cumulative Preferred Stock, Series D) of which are issued and outstanding (out of 60,000 Series D shares authorized) as of the date of this prospectus with a $25,000 liquidation preference per share;

•	4,000,000,000 shares are designated as common stock, 431,695,902 shares of which were outstanding as of June 23, 2006; and

•	200,000,000 shares are designated as nonvoting common stock, none of which are outstanding.
       All outstanding shares of common stock are validly issued, fully paid and nonassessable.
       The shareholders’ agreement containing provisions relating to the voting and disposition of certain shares of common stock is described in our Annual Report on Form 10-K for the fiscal year ended November 25, 2005, which is incorporated by reference in this prospectus.
Preferred Stock
       Our authorized capital stock includes 150,000,000 shares of preferred stock. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects.
Common Stock
       Each holder of common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of shareholders. There are no cumulative voting rights. Accordingly, the holders of a plurality of the shares of common stock voting for the election of directors can elect all the directors if they choose to do so, subject to any voting rights of holders of preferred stock to elect directors.
       Subject to the preferential rights of any holders of any outstanding series of preferred stock, the holders of common stock, together with the holders of the nonvoting common stock, are entitled to such dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors from legally available funds. Subject to the preferential rights of holders of any outstanding series of preferred stock, upon our liquidation, dissolution or winding-up and after payment of all prior claims, the holders of common stock, with the shares of the common stock and the nonvoting common stock being considered as a single class for this purpose, will be entitled to receive pro rata all our assets. Other than the shareholder protection rights discussed below, holders of common stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for securities of Goldman Sachs.
Nonvoting Common Stock
       The nonvoting common stock has the same rights and privileges as, ranks equally and shares proportionately with, and is identical in all respects as to all matters to, the common stock, except that the nonvoting common stock has no voting rights other than those voting rights required by law.
Shareholder Protection Rights
       Each share of common stock has attached to it a shareholder protection right. The shareholder protection rights are currently represented only by the certificates for the shares and will not trade separately from the shares unless and until:

•	it is announced by Goldman Sachs that a person or group has become the beneficial owner of 15% or more of the outstanding common stock (other than persons deemed to beneficially own common stock solely because they are parties to the shareholders’ agreement, members of the shareholders’ committee or certain other persons) (an “acquiring person”); or

•	ten business days (or such later date as our board of directors may fix by resolution) after the date a person or group commences a tender or exchange offer that would result in such person or group becoming an acquiring person.
If and when the shareholder protection rights separate and prior to the date of the announcement by Goldman Sachs that any person has become an acquiring person, each shareholder protection right will entitle the holder to purchase 1/100 of a share of Series A participating preferred stock for an exercise price of $250. Each 1/100 of a share of Series A participating preferred stock would have economic and voting terms equivalent to one share of common stock.
       Upon the date of the announcement by Goldman Sachs that any person or group has become an acquiring person, each shareholder protection right (other than shareholder protection rights beneficially owned by the acquiring person or their transferees, which shareholder protection rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of common stock having a market value of twice the exercise price. Also, if, after the date of the announcement by Goldman Sachs that any person has become an acquiring person, the acquiring person controls our board of directors and:

•	Goldman Sachs is involved in a merger or similar form of business combination and (i) any term of the transaction provides for different treatment of the shares of capital stock held by the acquiring person as compared to the shares of capital stock held by all other shareholders or (ii) the person with whom such transaction occurs is the acquiring person or an affiliate thereof; or

•	Goldman Sachs sells or transfers assets representing more than 50% of its assets or generating more than 50% of its operating income or cash flow to any person other than Goldman Sachs or its wholly owned subsidiaries, then each shareholder protection right will entitle its holder to purchase, for the exercise price, a number of shares of capital stock with the greatest voting power in respect of the election of directors of either the acquiring person or the other party to such transaction, depending on the circumstances of the transaction, having a market value of twice the exercise price. If any person or group acquires from 15% to and including 50% of the common stock, our board of directors may, at its option, exchange each outstanding shareholder protection right, except for those held by an acquiring person or their transferees, for one share of common stock.
       The shareholder protection rights may be redeemed by our board of directors for $0.01 per shareholder protection right prior to the date of the announcement by Goldman Sachs that any person has become an acquiring person. Our charter permits this redemption right to be exercised by our board of directors (or certain directors specified or qualified by the terms of the instrument governing the shareholder protection rights).
       The shareholder protection rights will not prevent a takeover of Goldman Sachs. However, these rights may cause substantial dilution to a person or group that acquires 15% or more of the common stock unless the shareholder protection rights are first redeemed by our board of directors.
Limitation of Liability and Indemnification Matters
       Our charter provides that a director of Goldman Sachs will not be liable to Goldman Sachs or its shareholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. Our by-laws provide for indemnification, to the fullest extent permitted by law, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Goldman Sachs, or is or was a director of a subsidiary of Goldman Sachs, or is or was a member of the shareholders’ committee acting under the shareholders’ agreement or, at the request of Goldman Sachs, serves or served as a director or officer of or in any other capacity for, or in relation to, any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our by-laws also provide that, to the extent authorized from time to time by our board of directors, Goldman Sachs may provide to any one or more employees and other agents of Goldman Sachs or any subsidiary or other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred by the by-laws on directors and officers of Goldman Sachs or any subsidiary or other enterprise.
Charter Provisions Approving Certain Actions
       Our charter provides that our board of directors may determine to take the following actions, in its sole discretion, and Goldman Sachs and each shareholder of Goldman Sachs will, to the fullest extent permitted by law, be deemed to have approved and ratified, and waived any claim relating to, the taking of any of these actions:

•	causing Goldman Sachs to register with the SEC for resale shares of common stock held by our directors, employees and former directors and employees and our subsidiaries and affiliates and former partners and employees of The Goldman Sachs Group, L.P. and its subsidiaries and affiliates; and

•	making payments to, and other arrangements with, certain former limited partners of Goldman Sachs, including managing directors who were profit participating limited partners, in order to compensate them for, or to prevent, significantly disproportionate adverse tax or other consequences arising out of our incorporation.

Section 203 of the Delaware General Corporation Law
       Goldman Sachs is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between Goldman Sachs and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	prior to the stockholder becoming an interested stockholder, the board of directors of Goldman Sachs must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Goldman Sachs outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers; or

•	the business combination is approved by the board of directors of Goldman Sachs and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder.
       Our board of directors has adopted a resolution providing that the shareholders’ agreement will not create an “interested stockholder”.
Certain Anti-Takeover Matters
       Our charter and by-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:
Constituency Provision
       In accordance with our charter, a director of Goldman Sachs may (but is not required to) in taking any action (including an action that may involve or relate to a change or potential change in control of Goldman Sachs), consider, among other things, the effects that Goldman Sachs’ actions may have on other interests or persons (including its employees, former partners of The Goldman Sachs Group, L.P. and the community) in addition to our shareholders.
Advance Notice Requirements
       Our by-laws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of shareholders of Goldman Sachs. These procedures provide that notice of such shareholder proposals must be timely given in writing to the Secretary of Goldman Sachs prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of Goldman Sachs not less than 90 days nor more than

120 days prior to the anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the by-laws.
No Ability of Shareholders to Call Special Meetings
       Our charter and by-laws deny shareholders the right to call a special meeting of shareholders. Our charter and by-laws provide that special meetings of the shareholders may be called only by a majority of the board of directors.
No Written Consent of Shareholders
       Our charter requires all shareholder actions to be taken by a vote of the shareholders at an annual or special meeting, and does not permit our shareholders to act by written consent without a meeting.
Majority Vote Needed for Shareholder Proposals
       Our by-laws require that any shareholder proposal be approved by a majority of all of the outstanding shares of common stock and not by only a majority of the shares present at the meeting and entitled to vote. This requirement may make it more difficult to approve shareholder resolutions.
Amendment of By-Laws and Charter
       Our charter requires the approval of not less than 80% of the voting power of all outstanding shares of Goldman Sachs’ capital stock entitled to vote to amend any by-law by shareholder action or the charter provisions described in this section. Those provisions make it more difficult to dilute the anti-takeover effects of our by-laws and our charter.
Blank Check Preferred Stock
       Our charter provides for 150,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of Goldman Sachs by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in the best interests of Goldman Sachs, the board of directors could cause shares of preferred stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent shareholder or shareholder group. In this regard, the charter grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control of Goldman Sachs.
Listing
       Our common stock is listed on the NYSE under the ticker symbol “GS”.
Transfer Agent
       The transfer agent for the common stock is Mellon Investor Services LLC.

USE OF PROCEEDS
       Unless otherwise specified in a prospectus supplement, the selling shareholder will receive all of the net proceeds from the sale of the shares of common stock offered by this prospectus. We will not receive any proceeds from an offering contemplated by this prospectus.
SELLING SHAREHOLDER
       The selling shareholder is Henry M. Paulson, Jr., the former Chairman and Chief Executive Officer of The Goldman Sachs Group, Inc., who has been confirmed by the United States Senate as the Secretary of the Treasury of the United States.
       As of June 29, 2006, the selling shareholder beneficially owned 3,230,024 shares of common stock. In addition, the selling shareholder has restricted stock units representing 494,054 shares of common stock, all of which are vested and deliverable, and options to purchase 680,474 shares of common stock, all of which are exercisable. The shares of common stock beneficially owned by the selling shareholder, together with the shares of common stock underlying the restricted stock units and options beneficially owned by the selling shareholder, represent approximately 1.02% of the outstanding shares of common stock.
       The selling shareholder may sell up to 3,230,024 shares of common stock using this prospectus.
PLAN OF DISTRIBUTION
       The shares of common stock offered by this prospectus may be sold from time to time by the selling shareholder (or by his pledgees, donees, transferees or other successors in interest) directly or, alternatively, through broker-dealers acting as underwriters, dealers or agents. The shares of common stock may be sold on the New York Stock Exchange, in the over-the-counter market or otherwise, in one or more transactions at fixed prices (which may be changed), at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales may be made by one or more, or a combination, of the following methods:

•	a block trade in which the selling shareholder’s broker-dealer will attempt to sell the shares as agent, but may resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker-dealer may purchase the common stock as a principal and then resell the common stock for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	privately negotiated transactions;

•	by pledge to secure debts or other obligations;

•	through the issuance of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options;

•	to cover hedging transactions;

•	underwritten offerings; or

•	any other legally available means.
       In connection with sales of the common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholder may also sell common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell these securities.

       The selling shareholder may select broker-dealers — including Goldman, Sachs & Co. or any of our other affiliates — to sell his shares. Broker-dealers that the selling shareholder engages may arrange for other broker-dealers to participate in selling the shares. The selling shareholder may give these broker-dealers commissions, discounts or other concessions in amounts to be negotiated at the time of sale. In connection with these sales and except as disclosed in the next paragraph, the participating broker-dealers, as well as the selling shareholder (and certain pledgees, donees, transferees and other successors in interest), may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 (the “Securities Act”) in connection with the sales of the shares. Accordingly, any commission, discount or other concession received by them and any profit on the resale of the shares received by them may be deemed to be “underwriting discounts or commissions” under the Securities Act.
       Any of the shares of common stock held by the selling shareholder that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, this prospectus may be used by Goldman, Sachs & Co. or our other affiliates when they resell any such shares of common stock that are being sold by the selling shareholder (or his successors in interest described above) pursuant to Rule 144. If the selling shareholder sells pursuant to Rule 144, he will not be deemed to be an “underwriter” under the Securities Act with respect to those sales.
       We or the selling shareholder may have agreements with the participating broker-dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the participating broker-dealers may be required to make.
       In connection with an offering, any participating broker-dealers may purchase and sell common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the participating broker-dealers of a greater number of shares than they own or are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while an offering is in progress.
       The participating broker-dealers also may impose a penalty bid. This occurs when a particular broker-dealer repays to the others a portion of the underwriting discount or other concession received by it because the broker-dealers have repurchased shares sold by or for the account of that broker-dealer in stabilizing or short-covering transactions.
       These activities by the participating broker-dealers may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the participating broker-dealers at any time. These transactions may be effected on the NYSE or any other exchange or automated quotation system, if the common stock is listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.
       The participating broker-dealers, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, The Goldman Sachs Group, Inc. and its subsidiaries in the ordinary course of business. In addition, we expect shares of common stock to be offered to or through our broker-dealer affiliates, as underwriters, dealers or agents. Among our affiliates, Goldman, Sachs & Co. may offer shares for sale in the United States and Goldman Sachs International and Goldman Sachs (Asia) L.L.C. may offer shares for sale outside the United States. Our affiliates may also offer shares in other markets through one or more selling agents, including one another.
       Goldman, Sachs & Co. is a subsidiary of The Goldman Sachs Group, Inc. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. imposes certain requirements when a NASD member, such as Goldman, Sachs & Co., distributes an affiliated company’s securities. Goldman, Sachs & Co. has advised The Goldman Sachs Group, Inc. that each particular offering of shares in which it participates will comply with the applicable requirements of Rule 2720.
       Neither Goldman, Sachs & Co. nor any other NASD member is permitted to sell shares in an offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.
       Because Goldman, Sachs & Co. is a member of the NYSE and because of its relationship to The Goldman Sachs Group, Inc., it is not permitted under the rules of the NYSE to make markets in or recommendations regarding the purchase or sale of our common stock.
VALIDITY OF THE SHARES
       In connection with particular offerings of the shares of our common stock in the future, and if stated in the applicable prospectus supplements, the validity of those shares may be passed upon for The Goldman Sachs Group, Inc. by Sullivan & Cromwell LLP, New York, New York and for any underwriters, dealers or agents by Sullivan & Cromwell LLP or other counsel named in the applicable prospectus supplement.
       Sullivan & Cromwell LLP has in the past represented and continues to represent Goldman Sachs on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the shares described in this prospectus.
EXPERTS
       The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Goldman Sachs incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended November 25, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
       The historical income statement, balance sheet and common share data set forth in “Selected Financial Data” for each of the five fiscal years in the period ended November 25, 2005 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
       With respect to the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three months ended February 24, 2006 and for the three months ended February 25, 2005 incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their report dated March 30, 2006, incorporated by reference herein states that they did not audit and they do not express an opinion on the unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited condensed consolidated financial statements because the reports are not “reports” or a “part” of the registration statements prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.
CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995
       We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.
       Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under “Business — Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended November 25, 2005, which is incorporated in this prospectus by reference (and in any of our annual reports for a subsequent fiscal year that are so incorporated). See “Available Information” above for information about how to obtain a copy of this annual report.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely upon any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

The Goldman Sachs
Group, Inc.
Common Stock

Goldman, Sachs & Co.

PART II
Information Not Required in Prospectus
Item 14. Other Expenses of Issuance and Distribution
     The following is a statement of the expenses (all of which will be borne by the selling shareholder and are estimated other than the SEC and NASD fees) to be incurred by The Goldman Sachs Group, Inc. in connection with the distribution of the securities registered under this registration statement:

Amount
to be paid
SEC registration fee	$50,731
NASD fees	47,912
Legal fees and expenses	40,000
Accounting fees and expenses	10,000
Printing fees	2,000
Miscellaneous	1,357

Total	$152,000

Item 15. Indemnification of Directors and Officers
     Section 45 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to The Goldman Sachs Group, Inc. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.4 of The Goldman Sachs Group, Inc.’s amended and restated by-laws (the “by-laws”) provides for indemnification by The Goldman Sachs Group, Inc. of any director or officer (as such term is defined in the by-laws) of The Goldman Sachs Group, Inc. who is or was a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of any of its subsidiaries, is or was a member of the Shareholders’ Committee acting pursuant to the Shareholders’ Agreement (as described in our Annual Report on Form 10-K for the fiscal year ended November 25, 2005 incorporated by reference in this registration statement) or, at the request of The Goldman Sachs Group, Inc., is or was serving as a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The by-laws also provide that The Goldman Sachs Group, Inc. shall advance expenses to any such person and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of any such person to repay such amount if it is ultimately determined that any such person is not entitled to be indemnified by The Goldman Sachs Group, Inc. To the extent authorized from time to time by the board of directors of The Goldman Sachs Group, Inc., The Goldman Sachs Group, Inc. may provide to any one or more employees of The Goldman Sachs Group, Inc., one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred in the by-laws of The Goldman Sachs Group, Inc. on directors and officers of The Goldman Sachs Group, Inc, or any subsidiary or other enterprise. The by-laws do not limit the power of The Goldman Sachs Group, Inc. or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws. The Goldman Sachs Group, Inc. has entered into agreements with certain directors, officers and employees who are asked to serve in specified capacities at subsidiaries and other entities.

     The Goldman Sachs Group, Inc. has entered into an agreement that provides indemnification to its directors and officers and to the directors and certain officers of the general partner of The Goldman Sachs Group, L.P., members of its Management Committee or its Partnership Committee or the former Executive Committee of The Goldman Sachs Group, L.P. and all other persons requested or authorized by The Goldman Sachs Group, Inc.’s board of directors or the board of directors of the general partner of The Goldman Sachs Group, L.P. to take actions on behalf of The Goldman Sachs Group, Inc., The Goldman Sachs Group, L.P. or the general partner of The Goldman Sachs Group, L.P. in connection with the plan of incorporation and certain registration statements for all losses, damages, costs and expenses incurred by the indemnified person arising out of the relevant registration statements or the transactions contemplated by the plan of incorporation. The Goldman Sachs Group, Inc. has also entered into a similar indemnification agreement with its directors, some of its officers and all other persons requested or authorized by The Goldman Sachs Group, Inc.’s board of directors or any committee thereof to take actions on behalf of The Goldman Sachs Group, Inc, or as an attorney-in-fact in connection with this registration statement, certain other registration statements and certain unregistered offerings of securities. These agreements are in addition to The Goldman Sachs Group, Inc.’s indemnification obligations under its by-laws.
     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Goldman Sachs Group, Inc.’s restated certificate of incorporation provides for such limitation of liability.
     Policies of insurance are maintained by The Goldman Sachs Group, Inc. under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.
Item 16. Exhibits

Exhibit
Number	Description of Document
1.1	Form of Underwriting Agreement to be entered into by the selling shareholder, The Goldman Sachs Group, Inc. and the underwriters.[1]

2.1	Plan of Incorporation (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-74449), filed on April 30, 1999).

2.2	Agreement and Plan of Merger of The Goldman Sachs Corporation into The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 2.2 to Amendment No. 2 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-75213), filed on May 10, 1999).

2.3	Agreement and Plan of Merger of The Goldman Sachs Group, L.P. into The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 2.3 to Amendment No. 2 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-75213), filed on May 10, 1999).

Exhibit
Number	Description of Document
2.4	Amended and Restated Agreement and Plan of Merger, dated as of September 10, 2000, and amended and restated as of October 31, 2000, among The Goldman Sachs Group, Inc., SLK LLC and SLK Acquisition L.L.C. (incorporated by reference to Exhibit 2.1 to The Goldman Sachs Group, Inc.’s Current Report on Form 8-K (File No. 001-14965), dated October 31, 2000 and filed on November 15, 2000).

4.1	Specimen of certificate representing Common Stock of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 4.1 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-74449) filed on March 16, 1999).

4.2	Stockholder Protection Rights Agreement, dated as of April 5, 1999, between The Goldman Sachs Group, Inc. and Mellon Investor Services LLC (successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (incorporated by reference to Exhibit 5 to The Goldman Sachs Group, Inc.’s registration statement on Form 8-A (File No. 001-14965), filed on June 29, 1999).

5.1	Opinion of Sullivan & Cromwell LLP.[1]

15.1	Letter re: Unaudited Interim Financial Information.[1]

23.1	Consent of PricewaterhouseCoopers LLP.[1]

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).[1]

24.1	Power of Attorney (included on the signature page).[1]

[1]	Filed herewith.
Item 17. Undertakings
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by The Goldman Sachs Group, Inc. pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of The Goldman Sachs Group, Inc.’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 29th day of June, 2006.

THE GOLDMAN SACHS GROUP, INC.
By:	/s/ DAVID A. VINIAR
	Name:	David A. Viniar
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each of the individuals whose signature appears below constitutes and appoints Lloyd C. Blankfein, Jon Winkelried, Gary D. Cohn, David A. Viniar, Gregory K. Palm and Esta E. Stecher, and each of them, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of June, 2006.

Title	Signature

Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	/S/ LLOYD C. BLANKFEIN

Lloyd C. Blankfein

Director, President and Co-Chief Operating Officer	/S/ JON WINKELRIED

Jon Winkelried

Director, President and Co-Chief Operating Officer	/S/ GARY D. COHN

Gary D. Cohn

Director	/S/ LORD BROWNE OF MADINGLEY

Lord Browne of Madingley

Director	/S/ JOHN H. BRYAN

John H. Bryan

Director	/S/ CLAES DAHLBÄCK

Claes Dahlbäck

Director	/S/ STEPHEN FRIEDMAN

Stephen Friedman

Director	/S/ WILLIAM W. GEORGE

William W. George

Director	/S/ JAMES A. JOHNSON

James A. Johnson

Director	/S/ LOIS D. JULIBER

Lois D. Juliber

Director	/S/ EDWARD M. LIDDY

Edward M. Liddy

Title	Signature

Director	/S/ RUTH J. SIMMONS

Ruth J. Simmons

Chief Financial Officer (Principal Financial Officer)	/S/ DAVID A. VINIAR

David A. Viniar

Principal Accounting Officer	/S/ SARAH E. SMITH

Sarah E. Smith

INDEX TO EXHIBITS

Exhibit
Number	Description of Document
1.1	Form of Underwriting Agreement to be entered into by the selling shareholder, The Goldman Sachs Group, Inc. and the underwriters.[1]

2.1	Plan of Incorporation (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-74449), filed on April 30, 1999).

2.2	Agreement and Plan of Merger of The Goldman Sachs Corporation into The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 2.2 to Amendment No. 2 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-75213), filed on May 10, 1999).

2.3	Agreement and Plan of Merger of The Goldman Sachs Group, L.P. into The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 2.3 to Amendment No. 2 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-75213), filed on May 10, 1999).

2.4	Amended and Restated Agreement and Plan of Merger, dated as of September 10, 2000, and amended and restated as of October 31, 2000, among The Goldman Sachs Group, Inc., SLK LLC and SLK Acquisition L.L.C. (incorporated by reference to Exhibit 2.1 to The Goldman Sachs Group, Inc.’s Current Report on Form 8-K (File No. 001-14965), dated October 31, 2000 and filed on November 15, 2000).

4.1	Specimen of certificate representing Common Stock of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 4.1 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-74449) filed on March 16, 1999).

4.2	Stockholder Protection Rights Agreement, dated as of April 5, 1999, between The Goldman Sachs Group, Inc. and Mellon Investor Services LLC (successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (incorporated by reference to Exhibit 5 to The Goldman Sachs Group, Inc.’s registration statement on Form 8-A (File No. 001-14965), filed on June 29, 1999).

5.1	Opinion of Sullivan & Cromwell LLP.[1]

15.1	Letter re Unaudited Interim Financial Information.[1]

23.1	Consent of PricewaterhouseCoopers LLP.[1]

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).[1]

24.1	Power of Attorney (included on the signature page).[1]

[1]	Filed herewith.